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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                                   PURSUANT TO

                             SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 16, 2000

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                             CYTOTHERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                      0-19871                94-3078125

(State or other jurisdiction   (Commission File Number)    (I.R.S. Employer
     of incorporation)                                   Identification Number)

                           525 DEL REY AVENUE, SUITE C
                               SUNNYVALE, CA 94086

          (Address, of principal executive offices, including zip code)

                                 (408) 731-8670

               (Registrant's Telephone number including area code)

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Item 5.  Other Events.

On March 16, 2000, CytoTherapeutics (the "Company") announced that it had resolved its differences with Genentech, Inc. and with the Rhode Island Partnership for Science and Technology ("RIPSAT") and the Industrial Recreational Building Authority ("IRBA").

The Genentech claim, which amounted to $3.1 million, was settled at no cost to the Company. The claim arose out of a 1996 agreement concerning the Company's former encapsulated cell technology, under which Genentech had funded research through an investment in shares of the Company's common stock. Under certain circumstances, the Company was obligated to redeem a portion of that stock. Under the settlement agreement, the Company is relieved of the obligation.

The Rhode Island disputes involved a claim for $2.6 million by RIPSAT, and a claim by the Company against another Rhode Island agency, IRBA, for approximately $600,000. RIPSAT had asserted that the Company's move from Rhode Island to California to concentrate on its stem cell technology put it in default under a 1989 funding agreement and demanded repayment of the original $1.2 million grant plus interest. In the Company's claim against IRBA, the Company claimed it was entitled to the return of a reserve fund of approximately $600,000 held by IRBA as security for certain bonds. Under the composite settlement, both issues were resolved with payment to RIPSAT of $560,000 and assignment to RIPSAT of the security funds held by IRBA.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  CYTOTHERAPEUTICS, INC.

                                  By /s/ George W. Dunbar, Jr.
                                     ---------------------------
                                     Title: Acting President and Chief Executive
                                             Officer

Date:    March 22, 2000


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